Exhibit (b)

BofA Securities, Inc. One Bryant Park New York, New York 10036	JPMORGAN CHASE BANK, NATIONAL ASSOCIATION 4350 Congress Street Suite 200 Charlotte, NC 28209	SUNTRUST BANK SUNTRUST ROBINSON HUMPHREY, INC. 3333 Peachtree Road Atlanta, GA 30326	WELLS FARGO BANK, NATIONAL ASSOCIATION 301 South Tryon Street Charlotte, NC 28288

AMENDED AND RESTATED COMMITMENT LETTER

August 29, 2019

Sonic Financial Corporation

Post Office Box 18747

Charlotte, North Carolina 28218

Attention: Marcus G. Smith, Executive Vice President

Project Panther

$350,000,000 Senior Credit Facilities

Dear Mr. Smith:

You have advised BofA Securities, Inc. (or any of its designated affiliates, “BAS”), the other Joint Lead Arrangers (as defined below), Bank of America, N.A. (“Bank of America”) and the other Initial Lenders (as defined below) that Sonic Financial Corporation, a North Carolina corporation (“SFC” or “you”), through a wholly-owned limited liability company subsidiary (“Holdings”), intends to acquire (the “Acquisition”) all of the outstanding equity interests in Speedway Motorsports, Inc., a Delaware corporation (the “Company” or “Speedway Motorsports”), that are not currently owned by SFC and OBS Holdings, LLC (the “Family Holders”) pursuant to the terms of that certain Agreement and Plan of Merger, dated as of July 23, 2019, by and among SFC, the Company and the other parties thereto (the “Merger Agreement”). Capitalized terms used but not defined in this letter (including the Annexes hereto, this “Commitment Letter”) shall have the meanings assigned to them in the Summary of Terms and Conditions attached as Annex I hereto or the conditions precedent attached hereto as Annex II hereto (collectively, the “Summary of Terms”), which defined terms are incorporated herein by this reference.

You have also advised BAS, the other Joint Lead Arrangers, Bank of America and the other Initial Lenders that you intend to finance the Acquisition, the refinancing of certain existing indebtedness of Holdings, Speedway Motorsports and their subsidiaries, the payment of fees and expenses incurred in connection with the Transaction (as hereinafter defined) and the ongoing working capital and other general corporate purposes of Holdings, Speedway Motorsports and their subsidiaries after consummation of the Acquisition from $350,000,000 in senior credit facilities (the “Senior Credit Facilities”) in favor of Speedway Motorsports and Speedway Funding, LLC comprised of (i) a term loan in the aggregate principal amount of $250,000,000 and (ii) a revolving credit facility with aggregate commitments in the amount of $100,000,000. The Acquisition, the entering into and funding of the Senior Credit Facilities and all related transactions are hereinafter collectively referred to as the “Transaction.”

In connection with the foregoing, (i) Bank of America, JPMorgan Chase Bank, N.A. (“JPM”), SunTrust Bank (“SunTrust”), Wells Fargo Bank, National Association (“WFB”), First Tennessee Bank National Association (“FTB”), PNC Bank, National Association (“PNC”), Comerica Bank (“Comerica”) and Fifth Third Bank (“Fifth Third” and together with Bank of America, JPM, SunTrust, WFB, FTB, PNC and Comerica, collectively the “Initial Lenders”) are pleased to advise you of their several commitments to provide the full principal amount of the Senior Credit Facilities in the amounts set forth on Schedule I hereto (with such several and not joint commitments on a ratable basis among the Senior Credit Facilities) and (ii) Bank of America is pleased to advise you of its commitment to act as the sole administrative agent (in such capacity, the “Administrative Agent”) for the Senior Credit Facilities, in each case on the terms set forth in this Commitment Letter (in the Annexes hereto); provided that the availability and funding of the Senior Credit Facilities on the Closing Date shall be subject solely to the satisfaction (or waiver by each of the Initial Lenders) of (a) each of the conditions expressly set forth in Annex I hereto under the caption “Conditions Precedent to Initial Borrowing” and (b) each of the conditions expressly set forth in Annex II hereto. BAS, JPM, SunTrust Robinson Humphrey, Inc. (“STRH”) and Wells Fargo Securities, LLC (“WFS”) are pleased to advise you of their willingness, as joint lead arrangers and joint bookrunners (in such capacities, collectively the “Joint Lead Arrangers”) for the Senior Credit Facilities, to form a syndicate of banks, financial institutions and other institutional lenders and investors identified by the Joint Lead Arrangers in consultation with you and reasonably acceptable to BAS. JPM, SunTrust and WFS will act as co-syndication agents for the Senior Credit Facilities, and FTB, PNC, Comerica and Fifth Third will act as co-documentation agents for the Senior Credit Facilities. Except as provided in this paragraph, you and BAS further agree that no other titles will be awarded in connection with obtaining the commitments under the Senior Credit Facilities unless you, Bank of America and BAS shall so agree in writing. It is understood and agreed that BAS will have the left and highest placement on any information memoranda and other marketing materials relating to the Senior Credit Facilities and shall hold the role and responsibilities conventionally associated with such placement, including maintaining sole physical books for the Senior Credit Facilities and each other Joint Lead Arranger will be placed to the right of BAS. Each Joint Lead Arranger hereby agrees that BAS shall specifically have sole responsibility for taking orders from the Initial Lenders for the Senior Credit Facilities and for allocating the loans and commitments thereunder among the Initial Lenders after concurrence from you.

The funding and availability of the Senior Credit Facilities on the Closing Date is subject only to the satisfaction (or waiver by each of the Initial Lenders) of (a) each of the conditions expressly set forth in Annex I hereto under the caption “Conditions Precedent to Initial Borrowing” and (b) each of the conditions expressly set forth in Annex II hereto.

Notwithstanding anything in this Commitment Letter, the Fee Letters, the Credit Documentation or any other letter agreement or other undertaking concerning the Transaction to the contrary, (a) the only representations and warranties the accuracy of which shall be a condition to the funding or availability of the Senior Credit Facilities on the Closing Date shall be (i) such of the representations and warranties made by or with respect to Holdings, Speedway Motorsports and their subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that you (or your affiliates) have the right (taking into account any applicable cure provisions) to terminate your (or such affiliates’) obligations under the Merger Agreement, or the right to decline to consummate the Offer (as defined in the Merger Agreement), as a result of a breach of such representations in the Merger Agreement (to such extent, the “Specified Merger Agreement Representations”) and (ii) the Specified Representations (as hereinafter defined) and (b) the terms of the Credit Documentation shall be in a form such that they do not impair the availability of the Senior Credit Facilities on the Closing Date if (x) each of the conditions expressly set forth in Annex I hereto under the caption “Conditions Precedent to Initial Borrowing” and (y) each of the conditions expressly set forth in Annex II hereto are satisfied (it being understood that, to the extent any security interest in any Collateral (as defined in the Summary of Terms) is not or cannot be provided and/or perfected on the Closing Date (other than the pledge and perfection of the security interests in (1) certificated equity securities in Speedway Motorsports and the other direct and indirect wholly-owned U.S. subsidiaries of the Company (to the extent required by the Summary of Terms) and (2) assets with respect to which a lien may be perfected by the filing of a financing statement under the Uniform Commercial Code) after your use of commercially reasonable efforts to do so or without undue burden or expense, then the grant, provision and/or perfection of a security interest in such Collateral shall not constitute a condition precedent to the funding or availability of the Senior Credit Facilities on the Closing Date, but instead shall be required to be delivered within 90 days after the Closing Date or otherwise pursuant to arrangements and timing to be mutually agreed by BAS and Speedway Motorsports, each acting reasonably). For purposes hereof, “Specified Representations” means the representations and warranties of the Loan Parties (as defined in the Summary of Terms) set forth in the Credit Documentation relating to: corporate or other organizational existence of the Loan Parties; power and authority (as to execution, delivery and performance of the Credit Documentation); due authorization, execution, delivery and performance of, and enforceability against the Loan Parties of, the Credit Documentation, in each case, related to, the borrowing under, guaranteeing under, performance of, and granting of security interests in the Collateral pursuant to, the Credit Documentation; execution, delivery and performance of the Credit Documentation not conflicting with organizational documents of the Loan Parties; execution, delivery and performance of the Credit Documentation not violating any material law; solvency as of the Closing Date (after giving effect to the Transaction) of Holdings and its subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to Annex II); Federal reserve margin regulations; the Investment Company Act; the use of proceeds not in violation of OFAC and the FCPA; the PATRIOT Act; and, subject to the provisions of this paragraph, creation, validity and perfection of security interests in the Collateral. This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provision”.

2

The Joint Lead Arrangers intend to commence syndication of the Senior Credit Facilities promptly upon your acceptance of this Commitment Letter and the Fee Letters, subject to your consent rights referred to above. Notwithstanding the foregoing, (a) no Initial Lender nor Joint Lead Arranger will syndicate, assign or participate (i) to those banks, financial institutions or other persons separately identified in writing by you to BAS prior to the Original Signing Date (as defined below) (or to any affiliates of such entities that are clearly identifiable as affiliates by virtue of their names or that are identified from time to time in writing by you prior to the Closing Date to the Joint Lead Arrangers or, on or after the Closing Date, to the Administrative Agent) or (ii) to competitors of the Company or any of its subsidiaries (other than bona fide fixed income investors or debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and similar extensions of credit in the ordinary course of business) identified in writing by you to the Joint Lead Arrangers from time to time (or to any affiliates of such entities that are clearly identifiable as affiliates by virtue of their names or that are identified by you from time to time prior to the Closing Date in writing to the Joint Lead Arrangers or on or after the Closing Date in writing to the Administrative Agent (other than bona fide fixed income investors or debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and similar extensions of credit in the ordinary course of business)); provided that no such identification after the date hereof pursuant to clauses (i) and (ii) shall apply retroactively to disqualify any person that has previously acquired an assignment or participation of an interest in any of the Senior Credit Facilities with respect to amounts previously acquired (collectively, the “Disqualified Lenders”), and no Disqualified Lenders may become Lenders or otherwise participate (solely to the extent the list of Disqualified Lenders is available to the Lenders upon reasonable request therefor) in the Senior Credit Facilities and (b) it is agreed that the Borrowers may withhold their consent to an assignment to any person that is known by either Borrower to be an affiliate of a Disqualified Lender (regardless of whether it is clearly identifiable as an affiliate by virtue of its name (other than, in the case of clause (ii), such affiliates that are bona fide fixed income investors or debt funds or investment vehicles that are primarily engaged in making, purchasing, holding or otherwise investing in commercial loans or bonds and similar extensions of credit in the ordinary course of business)).

3

Until the Closing Date you agree to actively assist, and to cause Holdings and Speedway Motorsports to actively assist BAS in achieving a syndication of the Senior Credit Facilities that is reasonably satisfactory to BAS and you. Such assistance shall include your (a) providing and causing your advisors to provide the Joint Lead Arrangers and the Lenders upon written request with all information that is customary and reasonably deemed necessary by BAS to prepare the Information Materials (including projections, financial estimates, forecasts and other forward-looking information regarding the Company and its subsidiaries (the “Projections”)), the “Information”), (b) assisting in the preparation of customary marketing materials (including, if requested by BAS, a confidential information memorandum) to be used in connection with the syndication of the Senior Credit Facilities (collectively with the Summary of Terms, the “Information Materials”), (c) using your commercially reasonable efforts to ensure that the syndication efforts of BAS benefit materially from your existing banking relationships and the existing banking relationships of Speedway Motorsports and (d) the hosting, with BAS, to the extent reasonably necessary, one or more conference calls with prospective Lenders at times to be mutually agreed. Notwithstanding anything to the contrary contained in this Commitment Letter or the Fee Letters or any other letter agreement or undertaking concerning the financing of the Transaction to the contrary, your obligations to assist in syndication efforts as provided herein (including the compliance with any of the provisions set forth above) shall not constitute a condition to the commitments hereunder or the funding of the Senior Credit Facilities on the Closing Date. For the avoidance of doubt, you will not be required to provide any information to the extent that the provision thereof would violate any law, rule or regulation, or any obligation of confidentiality binding upon, or waive any attorney-client privilege of you, any Borrower, the Company or any of your or their respective subsidiaries or affiliates; provided that, in the case of any confidentiality obligation, (x) such obligation was not entered into in contemplation of this provision, (y) you agree to use commercially reasonable efforts to have any such confidentiality obligation waived and (z) you shall notify BAS if any such information is being withheld as a result of any such obligation of confidentiality or privilege. Notwithstanding anything herein to the contrary, the only financial statements that shall be required to be provided to the Joint Lead Arrangers and the Initial Lenders in connection with the syndication of the Senior Credit Facilities shall be those required to be delivered pursuant to paragraph (v) of Annex II and there shall be no obligation to obtain ratings for the Senior Credit Facilities.

It is understood and agreed that (a) BAS, in its capacity as left lead arranger, will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of institutions reasonably acceptable to you (your consent not to be unreasonably withheld or delayed) to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate (subject to your consent rights set forth in this Commitment Letter and the exclusion for Disqualified Lenders) and (b) the amount and distribution of the fees among the Lenders will be as set forth in the Fee Letters. It is understood that no Lender participating in the Senior Credit Facilities (or any affiliate thereof) will receive compensation from you in order to obtain its commitment to provide any portion of the Senior Credit Facilities, except on the terms contained herein, in the Summary of Terms and in the Fee Letters.

You represent and warrant that (a) all Projections that have been or are hereafter made available to any of the Joint Lead Arrangers or the Lenders by you, Holdings or the Company (or on your or their behalf by your or their representatives) and included in the Information Materials have been or will be prepared in good faith based upon assumptions believed by you to be reasonable at the time furnished (it being understood that such Projections are as to future events and are not to be viewed as facts, that actual results during the period or periods covered by any such Projections may differ significantly from the projected results and that such differences may be material, that such Projections are subject to significant uncertainties and contingencies many of which are beyond your control, and that no assurance can be given that the projected results will be realized) and (b) all Information (other than (i) the Projections and (ii) information of a general economic or industry specific nature), which has been or is hereafter made available to any of the Joint Lead Arrangers or the Lenders by you, Holdings or Speedway Motorsports (or on your or their behalves by your or their representatives) in connection with any aspect of the Transaction, as and when furnished and when taken as a whole, is and will be correct in all material respects and does not and will not, when furnished and when taken as a whole, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made, as supplemented and updated from time to time. You agree that, if at any time prior to the Closing Date, you become aware that any of the representations and warranties in the preceding sentence would be incorrect in any material respect if the Information and the Projections contained in the Information Materials were being furnished, and such representations and warranties were being made, at such time, then you will agree to, and agree to use your commercially reasonable efforts to cause Holdings and Speedway Motorsports to, supplement the Information and Projections so that the representations remain true and correct in all material respects under those circumstances. In issuing this commitment and in arranging and syndicating the Senior Credit Facilities, the Joint Lead Arrangers and the Initial Lenders are and will be using and relying on the Information without independent verification thereof.

4

You acknowledge that the Joint Lead Arrangers and the Initial Lenders on your behalf may make available Information Materials to the proposed syndicate of Lenders by posting the Information Materials on IntraLinks, SyndTrak or another similar electronic system. In connection with the syndication of the Senior Credit Facilities, unless the parties hereto otherwise agree in writing, certain of the Lenders may be “public side” Lenders (i.e. Lenders that wish to receive only information that (i) is publicly available, (ii) is not material with respect to you, the Company or your or its respective subsidiaries for purposes of United States federal securities laws or (iii) constitutes information of the type that would be publicly available if you or your subsidiaries were public reporting companies (as reasonably determined by you) (or in respect of the Company, which would be required to be filed by the Company with the Securities and Exchange Commission) (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”)) and who may be engaged in investment and other market related activities with respect to you, the Borrower, the Company or your or their respective subsidiaries (each such Lender, a “Public Sider” and each Lender that is not a Public Sider, a “Private Sider”). You agree that the Credit Documentation will contain provisions concerning Information Materials to be provided to Public Siders and the absence of Private Side Information therefrom. Prior to distribution of Information Materials to prospective Lenders, you shall provide the Joint Lead Arrangers with a customary letter authorizing the dissemination thereof to prospective Lenders, with a representation consistent with the representations set forth in the immediately preceding paragraph.

By executing this Commitment Letter, to the extent the Closing Date occurs, you agree to reimburse Bank of America and BAS from time to time on demand for all reasonable out-of-pocket fees and expenses (limited in the case of legal fees and expenses to, the reasonable and documented fees, disbursements and other charges of Moore & Van Allen PLLC, as counsel to BAS and the Administrative Agent, and of one special and one local counsel in each relevant material jurisdiction to the Lenders retained by BAS or the Administrative Agent) incurred in connection with the Senior Credit Facilities, the syndication thereof and the preparation of the Credit Documentation. You acknowledge that Bank of America and the BAS may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with Bank of America and BAS including, without limitation, fees paid pursuant hereto.

5

You agree to indemnify and hold harmless each Joint Lead Arranger, each Lender and each of their respective affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each an “Indemnified Party”) from and against (and will reimburse each Indemnified Party as the same are incurred for) any and all claims, damages, losses, liabilities and expenses (limited, in the case of legal fees and expenses, to the reasonable and documented fees, disbursements and other charges of (x) one primary counsel to the Indemnified Parties, taken as a whole, (y) in the case of any actual or perceived conflict of interest, one additional primary counsel (and, if necessary, one additional local counsel in each relevant material jurisdiction) to each group of similar situated Indemnified Parties, and (z) if and to the extent necessary (as determined by the Administrative Agent in its reasonable discretion), one local counsel in each relevant material jurisdiction) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith), in each case of the foregoing, within 30 days of receipt of a written request therefor: (a) any aspect of the Transaction or any of the other transactions in connection therewith or (b) the Senior Credit Facilities or any use made or proposed to be made with the proceeds thereof, except to the extent such claim, damage, loss, liability or expense is found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from (i) such Indemnified Party’s gross negligence or willful misconduct or (ii) such Indemnified Party’s material breach of its obligations under this Commitment Letter. In the case of an investigation, litigation or proceeding to which the indemnity in this paragraph applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by you, your equityholders or creditors or an Indemnified Party, whether or not an Indemnified Party is otherwise a party thereto and whether or not any aspect of the Transaction is consummated. You also agree that neither an Indemnified Party nor you or any of your respective subsidiaries or affiliates (a) shall have any liability (whether direct or indirect, in contract or tort or otherwise) to any other person, or to your or their respective equity holders or creditors arising out of, related to or in connection with any aspect of the Transaction, except to the extent of direct, as opposed to special, indirect, consequential or punitive, damages; provided that nothing in this sentence shall limit your indemnity and reimbursement obligations to the extent that such special, indirect, consequential or punitive, damages are included in any claim by a third party with respect to which the applicable Indemnified Party is entitled to indemnification under this paragraph or (b) shall be liable for any damages arising from the use by others of information or other materials obtained through electronic telecommunications or other information transmission systems, other than for direct or actual damages resulting from the gross negligence or willful misconduct of the relevant party as determined by a final and nonappealable judgment of a court of competent jurisdiction.

This Commitment Letter, that certain amended and restated fee letter between you and Bank of America of even date herewith (the “Agency Fee Letter”), that certain amended and restated fee letter (Bank of America) among you, Bank of America and BAS of even date herewith (the “Additional Fee Letter”), that certain joint fee letter among you, the Joint Lead Arrangers and the Initial Lenders of even date herewith (the “Joint Fee Letter”), that certain fee letter between you and SunTrust of even date herewith (the “SunTrust Fee Letter”), that certain co-syndication agent fee letter among you, JPM and WFS of even date herewith (the “CSA Fee Letter”), that certain co-documentation agent fee letter among you, FTB, PNC and Fifth Third of even date herewith (the “CDA Fee Letter”), that certain fee letter between you and Comerica of even date herewith (the “Comerica Fee Letter”, together with the Agency Fee Letter, the Additional Fee Letter, the Joint Fee Letter, the SunTrust Fee Letter, the CSA Fee Letter and the CDA Fee Letter, collectively the “Fee Letters”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Transaction or as otherwise required by law, may not be disclosed by you in whole or in part to any person or entity without our prior written consent; provided, however, that, (i) disclosure of this Commitment Letter and the Fee Letters may be made to your affiliates and the Family Holders and your and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders and to actual co-investors who are informed of the confidential nature thereof, in each case, on a confidential and need-to-know basis, (ii) disclosure of the Annexes to this Commitment Letter (but not this letter itself or the Fee Letters) may be made to potential co-investors who are informed of the confidential nature thereof, in each case, on a confidential and need-to-know basis, (iii) disclosure of this Commitment Letter and the Fee Letters may be made if the Joint Lead Arrangers and Initial Lenders consent in writing (such consent not to be unreasonably withheld or delayed) to such proposed disclosure or (iv) disclosure of this Commitment Letter and the Fee Letters may be made pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable law, rule or regulation or compulsory legal process or to the extent requested or required by governmental and/or regulatory authorities, in each case based on the reasonable advice of your legal counsel (in which case you agree, (x) to the extent practicable and not prohibited by applicable law, rule or regulation, to inform BAS promptly thereof prior to disclosure (and to inform BAS promptly after such disclosure if prior notice to BAS is not provided) and (y) to the extent practicable and not prohibited by applicable law, rule or regulation, redact pricing and fee information set forth in the Fee Letters); provided that (i) you may disclose this Commitment Letter (but not the Fee Letters) and the contents hereof to the Company and its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, in each case, on a confidential and need-to-know basis, (ii) you may disclose the Commitment Letter and its contents (including the Summary of Terms and other exhibits and attachments hereto) (but not the Fee Letters) in any syndication or other marketing materials in connection with the Senior Credit Facilities (including the Information Materials) prepared by (or consented to by) BAS, or in connection with any public or regulatory filing requirement relating to the Transaction, (iii) you may disclose the aggregate fee amount contained in the Fee Letters as part of Projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transaction to the extent customary or required in offering or marketing materials for the Senior Credit Facilities or in any public or regulatory filing relating to the Transaction (and then only to the extent aggregated with all other fees and expenses of the Transaction and not presented as an individual line item unless required by applicable law, rule or regulation) and (iv) if the fee amounts payable pursuant to the Fee Letters have been redacted in a manner reasonably agreed by BAS (including the portions thereof addressing fees payable to the Joint Lead Arrangers and/or the Lenders), you may disclose the Fee Letters and the respective contents thereof to the Company and its subsidiaries and its and their respective officers, directors, employees, agents, attorneys, accountants, advisors, controlling persons and equity holders, in each case, on a confidential and need-to-know basis; provided that, the foregoing restrictions (other than in respect of the Fee Letters) shall cease to apply on the earlier of (x) two years after the date hereof or (y) one year following the termination of this Commitment Letter in accordance with its terms.

6

The Initial Lenders and the Joint Lead Arrangers hereby notify you that pursuant to the requirements of the USA PATRIOT Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”) and 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow them to identify you and each other Loan Party in accordance with the Act and the Beneficial Ownership Regulation.

Each of the Initial Lenders and the Joint Lead Arrangers shall use all confidential information provided to them by or on behalf of you hereunder solely for the purpose of providing the services which are the subject of this Commitment Letter and otherwise in connection with the Transaction and shall treat confidentially all such information; provided, however, that, nothing herein shall prevent any of the Initial Lenders and Joint Lead Arrangers from disclosing any such information (i) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case the applicable Initial Lender or Joint Lead Arranger agrees to inform you promptly thereof prior to such disclosure to the extent not prohibited by law, rule or regulation), (ii) upon the request or demand of any regulatory authority having jurisdiction over such Initial Lender or Joint Lead Arranger or any of its respective affiliates, (iii) to the extent that such information becomes publicly available other than by reason of disclosure in violation of this Commitment Letter by such Initial Lender or Joint Lead Arranger, (iv) to its respective affiliates, and its and such affiliates’ respective directors, officers, employees, legal counsel, independent auditors and other experts or agents who need to know such information in connection with the Transaction and who are subject to customary confidentiality obligations of professional practice or who are informed of the confidential nature thereof (with such Initial Lender or Joint Lead Arranger being responsible for such compliance), (v) for purposes of establishing a “due diligence” defense, (vi) to the extent that such information is or was received by such Initial Lender or Joint Lead Arranger from a third party that is not, to the applicable Initial Lender’s or Joint Lead Arranger’s knowledge, subject to confidentiality obligations to you, (vii) to the extent that such information is independently developed by such Initial Lender or Joint Lead Arranger without the use of any confidential information and without violating the terms of this Commitment Letter, (viii) to market data collectors, similar service providers to the lending industry and service providers to the Joint Lead Arrangers and the Initial Lenders in connection with the Transaction and the administration and management of the Senior Credit Facilities or (ix) to potential Lenders, participants, assignees or potential counterparties to any swap or derivative transaction relating to Holdings, Speedway Motorsports or any of their subsidiaries or any of its respective obligations, in each case, who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph or as otherwise reasonably acceptable to you and the applicable Initial Lender and/or Joint Lead Arranger, including as may be agreed in any confidential information memorandum or other marketing material). Notwithstanding the foregoing, none of the Initial Lenders or Joint Lead Arrangers shall disclose any information to any Disqualified Lenders. This paragraph shall terminate on the earlier of (a) the second anniversary of the date hereof and (b) the date the Credit Documentation is entered into by the Loan Parties and the Initial Lenders, at which time any confidentiality undertaking in the Credit Documentation shall supersede this paragraph.

7

You acknowledge that the Initial Lenders and Joint Lead Arrangers or their respective affiliates may be providing financing or other services to parties whose interests may conflict with yours. Each of the Initial Lenders and Joint Lead Arrangers agrees that it will not furnish confidential information obtained from you to any of its other customers and that it will treat confidential information relating to you, Holdings, Speedway Motorsports and your and their respective affiliates with the same degree of care as it treats its own confidential information. Each of the Initial Lenders and Joint Lead Arrangers further advises you that it will not make available to you confidential information that it has obtained or may obtain from any other customer.

In connection with all aspects of each transaction contemplated by this Commitment Letter, you acknowledge and agree that: (a) (i) the arranging and other services described herein regarding the Senior Credit Facilities are arm’s-length commercial transactions between you and your affiliates, on the one hand, and the Initial Lenders and the Joint Lead Arrangers, on the other hand, (ii) you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate, and (iii) you are capable of evaluating, and understand and accept, the terms, risks and conditions of the transactions contemplated hereby; (b) (i) each of the Initial Lenders and the Joint Lead Arrangers has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for you, any of your affiliates or any other person or entity and (ii) none of the Initial Lenders or Joint Lead Arrangers has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein; and (c) the Initial Lenders, the Joint Lead Arrangers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and those of your affiliates, and none of the Initial Lenders or Joint Lead Arrangers has any obligation to disclose any of such interests to you or your affiliates. To the fullest extent permitted by law, you hereby waive and release any claims that you may have against any of the Initial Lenders and Joint Lead Arrangers solely in their capacities as Initial Lenders and Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by this Commitment Letter. Further, you acknowledge that (x) Bank of America currently is acting as administrative agent and a lender under the Existing Credit Agreement and certain of the other Joint Lead Arrangers and Initial Lenders are acting as arrangers, agents and/or lenders under the Existing Credit Agreement, and (y) you and your affiliates’ rights and obligations under any other agreement with Bank of America, BAS, the other Initial Lenders, the other Joint Lead Arrangers or any of their respective affiliates (including the Existing Credit Agreement) that currently or hereafter may exist are, and shall be, separate and distinct from the rights and obligations of the parties pursuant to this Commitment Letter and the Fee Letters, and none of such rights and obligations under such other agreements shall be affected by Bank of America’s or BAS’ or any other Initial Lender’s or Joint Lead Arranger’s performance or lack of performance of services hereunder. You further acknowledge that BAS or any other Initial Lender or Joint Lead Arranger or their respective affiliates may currently or in the future participate in other debt or equity transactions on behalf of or render financial advisory services to you or other companies that may be involved in a competing transaction. You hereby agree that Bank of America, BAS and any other Initial Lender or Joint Lead Arranger may render their respective services under this Commitment Letter notwithstanding any actual or potential conflict of interest presented by the foregoing, and you hereby waive any conflict of interest claims relating to the relationship between Bank of America, BAS, any other Initial Lender or Joint Lead Arranger, as applicable, and you and your affiliates in connection with the commitments contemplated hereby, on the one hand, and the exercise by Bank of America, BAS, any other Initial Lender, any other Joint Lead Arranger or any of their respective affiliates of any of their rights and duties under any credit or other agreement (including the Existing Credit Agreement), on the other hand.

8

This Commitment Letter and the Fee Letters shall be governed by, and construed in accordance with, the laws of the State of New York; provided, however, that, (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement) (and whether or not a Company Material Adverse Effect has occurred under the Merger Agreement), (b) the determination of the accuracy of any Specified Merger Agreement Representation and whether as a result of any inaccuracy thereof you and any of your affiliates have the right to terminate your and its obligations thereunder, or the right to decline to consummate the Offer (as defined in the Merger Agreement) and (c) the determination of whether the Acquisition has been consummated in accordance with the terms of the Merger Agreement, shall, in each case, be governed by, and construed in accordance with, the laws of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of you, the Initial Lenders and the Joint Lead Arrangers hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter, the Fee Letters, the Transaction and the other transactions contemplated hereby and thereby or the actions of the Initial Lenders and the Joint Lead Arrangers in the negotiation, performance or enforcement hereof. Each of you, the Initial Lenders and the Joint Lead Arrangers hereby irrevocably and unconditionally submits to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in the Borough of Manhattan in New York City in respect of any suit, action or proceeding arising out of or relating to the provisions of this Commitment Letter, the Fee Letters and the transactions contemplated hereby and thereby and irrevocably agrees that all claims in respect of any such suit, action or proceeding may be heard and determined in any such court. Nothing in this Commitment Letter or the Fee Letters shall affect any right that any Initial Lender or Joint Lead Arranger or any respective affiliate thereof may otherwise have to bring any claim, action or proceeding relating to this Commitment Letter, the Fee Letters and/or the transactions contemplated hereby and thereby in any court of competent jurisdiction to the extent necessary or required as a matter of law to assert such claim, action or proceeding against any assets of Holdings, Speedway Motorsports or any of their subsidiaries or enforce any judgment arising out of any such claim, action or proceeding. Each of you, the Initial Lenders and the Joint Lead Arrangers agrees that service of any process, summons, notice or document by registered mail addressed to you shall be effective service of process against you for any suit, action or proceeding relating to any such dispute. Each of you, the Initial Lenders and the Joint Lead Arrangers waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceedings brought in any such court, and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. A final judgment in any such suit, action or proceeding brought in any such court may be enforced in any other courts to whose jurisdiction you are or may be subject by suit upon judgment.

9

The provisions of the immediately preceding eight paragraphs shall remain in full force and effect regardless of whether the Credit Documentation shall be executed and delivered, and notwithstanding the termination of this Commitment Letter or any commitment or undertaking of any Initial Lender or Joint Lead Arranger hereunder.

This Commitment Letter and the Fee Letters may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letters by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letters embody the entire agreement and understanding among the Initial Lenders, the Joint Lead Arrangers, you and your affiliates with respect to the Senior Credit Facilities and supersede all prior agreements and understandings relating to the specific matters hereof. No party has been authorized by any Initial Lender or Joint Lead Arranger to make any oral or written statements that are inconsistent with this Commitment Letter.

This Commitment Letter and the commitments hereunder are not assignable by any party hereto (except by you to Holdings or one or more wholly owned domestic subsidiaries newly formed in connection with the Acquisition (that is or will be, or its successor is or will be, directly or indirectly, controlled by you after giving effect to the Transaction) and to the Company or any of its subsidiaries in connection with the Acquisition on the Closing Date) without the prior written consent of each other party hereto, and any attempted assignment without such consent shall be null and void. You may terminate (on a pro rata basis among the Initial Lenders) all or any portion of the Initial Lenders’ commitments hereunder at any time prior to the Closing Date.

All commitments and undertakings of the Initial Lenders and Joint Lead Arrangers hereunder will expire on the earliest to occur of: (a) the End Date (as defined in the Merger Agreement), unless the closing of the Acquisition occurs on or prior to such date; (b) the termination of the Merger Agreement in accordance with its terms if the Acquisition shall not have closed by such date and (c) the closing of the Acquisition without the use of the Senior Credit Facilities. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not, subject to the other provisions of this Commitment Letter, prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.

Effective immediately upon execution hereof by the parties hereto, this Commitment Letter (i) amends and restates and supersedes in its entirety the commitment letter dated July 23, 2019 (the “Original Signing Date”) by and among you, Bank of America and BAS and (ii) supersedes and replaces any other commitment letter issued by any other Initial Lender or Joint Lead Arranger to BAS and/or Bank of America.

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10

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:	/s/ Marcus Smith
Name:	Marcus Smith
Title:	Senior Vice President

BOFA Securities, Inc.

By:
Name:
Title:

[Signature Pages Continue]

We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:
Title:

BOFA Securities, Inc.

By:	/s/ Brian C. Fox
Name:	Brian C. Fox
Title:	Managing Director

[Signature Pages Continue]

SUNTRUST ROBINSON HUMPHREY, INC.

By:	/s/ Keith Roberts
Name:	Keith Roberts
Title:	Managing Director

[Signature Pages Continue]

SUNTRUST BANK

By:	/s/ William Miller
Name:	William Miller
Title:	Vice President

[Signature Pages Continue]

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:	/s/ Brian Schuler
Name:	Brian Schuler
Title:	Authorized Officer

[Signature Pages Continue]

WELLS FARGO SECURITIES, LLC

By:	/s/ Alex Biahun
Name:	Alex Biahun
Title:	Vice President

[Signature Pages Continue]

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Brad D. Bostick
Name:	Brad D. Bostick
Title:	Senior Vice President

[Signature Pages Continue]

FIFTH THIRD BANK NATIONAL ASSOCIATION

By:	/s/ Izach Porter
Name:	Izach Porter
Title:	Vice President

[Signature Pages Continue]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Brian Kennedy
Name:	Brian Kennedy
Title:	V.P.

[Signature Pages Continue]

PNC BANK, NATIONAL ASSOCIATION

By:	/s/ Kretesh Trivedi
Name:	Kretesh Trivedi
Title:	Vice President

[Signature Pages Continue]

COMERICA BANK

By:	/s/ L.J. Perenyi
Name:	L.J. Perenyi
Title:	Vice President

[Signature Pages Continue]

Accepted and agreed to as of the date first above written:

Sonic Financial Corporation, a North Carolina corporation

By:	/s/ William R. Brooks, VP
Name:	William R. Brooks
Title:	VP

SCHEDULE I

Lender	Commitment
Bank of America, N.A.	$130,000,000.00
SunTrust Bank	$50,000,000.00
JPMorgan Chase Bank, N.A.	$40,000,000.00
Wells Fargo Bank, National Association	$40,000,000.00
Fifth Third Bank	$35,000,000.00
First Tennessee Bank National Association	$20,000,000.00
PNC Bank, National Association	$20,000,000.00
Comerica Bank	$15,000,000.00

1

ANNEX I

SUMMARY OF TERMS AND CONDITIONS

Speedway Motorsports, Inc.

$350,000,000 SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the amended and restated commitment letter (the “Commitment Letter”) to which this Summary of Terms and Conditions is attached.

Borrowers:

Speedway Motorsports, Inc., a Delaware corporation (“Speedway Motorsports”), and Speedway Funding, LLC, a Delaware limited liability company (“Speedway Funding”; together with Speedway Motorsports, the “Borrowers”). Speedway Motorsports will convert to a limited liability company (wholly-owned by Sonic Financial Corporation) following the closing of the Transaction.

Holdings:

Speedway Holdings II, LLC, a North Carolina limited liability company (“Holdings”). On the Closing Date, after giving effect to the Transaction, Speedway Motorsports will be a direct, wholly-owned subsidiary of Holdings.

Guarantors:

The Senior Credit Facilities (defined below) and any treasury management, interest protection or other hedging arrangements entered into with a Lender (or any affiliate thereof) will be guaranteed by Holdings and each existing and future direct and indirect domestic subsidiary of Holdings whose assets constitute at least five percent (5%) of consolidated assets or provides at least five percent (5%) of consolidated EBITDA of Holdings and its subsidiaries (collectively, the “Guarantors” and together with the Borrowers, the “Loan Parties”); provided, that, Oil-Chem Research Company and any direct or indirect subsidiary thereof formed to purchase and sell petroleum products shall not be Guarantors (collectively, the “Unrestricted Subsidiaries”).

Additionally, each Borrower will guarantee all obligations of Holdings and its subsidiaries (other than such Borrower) under any treasury management, interest protection or other hedging arrangements entered into by Holdings or any subsidiary of Holdings (other than such Borrower) with a Lender (or any affiliate thereof).

Notwithstanding the foregoing, the “Obligations” of each Guarantor shall exclude any interest protection or other hedging obligation if, and to the extent that, all or a portion of the guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such interest protection or other hedging obligation (or any guaranty thereof) is or becomes illegal by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act.

All guarantees will be guarantees of payment and not of collection.

Administrative

Agent:	Bank of America, N.A. (“Bank of America”) will act as sole administrative agent and collateral agent (the “Administrative Agent”).

Joint Lead Arrangers

and Joint Bookrunners:

BofA Securities, Inc. (or any of its designated affiliates, “BAS”), JPMorgan Chase Bank, National Association (or any of its designated affiliates, “JPM”), SunTrust Robinson Humphrey, Inc. (or any of its designated affiliates, “STRH”) and Wells Fargo Securities, LLC (or any of its designated affiliates, “WFS” and together with BAS, JPM and STRH, collectively the “Joint Lead Arrangers”). BAS shall have “lead-left” placement in any and all marketing materials or other documentation used in connection with the Senior Credit Facilities and will perform the duties and exercise the authority customarily performed and exercised by it in such role.

Co-Syndication Agents:	JPM, STRH and WFS.

Co-Documentation

Agents:

First Tennessee Bank, National Association (or any of its designated affiliates), PNC Bank, National Association (or any of its designated affiliates), Comerica Bank (or any of its designated affiliates) and Fifth Third Bank, National Association (or any of its designated affiliates).

Lenders:	A syndicate of financial institutions arranged by the Joint Lead Arrangers, which institutions shall be acceptable to the Borrowers and the Administrative Agent (collectively, the “Lenders”).

Existing Credit

Agreement:

Amended and Restated Credit Agreement dated as of December 29, 2014 (as amended and modified, the “Existing Credit Agreement”) by and among Speedway Motorsports and Speedway Funding, as borrowers, certain subsidiaries and related parties from time to time party thereto, as guarantors, the various financial institutions party thereto and Bank of America, as administrative agent, swingline lender and issuing lender.

Senior Credit

Facilities:	An aggregate principal amount of $350,000,000 will be available through the following facilities:

Revolving Credit Facility: A $100,000,000 five (5) year revolving credit facility (the “Revolving Credit Facility”), which will include a $50,000,000 sublimit for the issuance of standby letters of credit denominated in U.S. dollars only (each a “Letter of Credit”), and a $10,000,000 sublimit for swingline loans (each a “Swingline Loan”). Letters of Credit will be issued by Bank of America (in such capacity, the “Issuing Lender”), and Swingline Loans will be made available by Bank of America in its sole discretion. Each Lender will purchase an irrevocable and unconditional participation in each Letter of Credit and each Swingline Loan.

Term Loan A Facility: A $250,000,000 five (5) year term loan (the “Term Loan A”), all of which will be drawn on the Closing Date.

The Revolving Credit Facility and the Term Loan A are collectively referred to herein as the “Senior Credit Facilities”.

Documentation:

The documentation for the Senior Credit Facilities (collectively, the “Credit Documentation”) will include, among other items, a credit agreement (the “Credit Agreement”), and appropriate pledge agreement, each of which shall be negotiated in good faith and consistent with this Summary of Terms and Conditions. The Credit Agreement and the other Credit Documentation will be substantially identical to the Existing Credit Agreement and the collateral and other documentation entered into in connection therewith, with such changes thereto as will reflect: (i) certain changes (if any) in law and accounting standards, (ii) the Administrative Agent’s current administrative, agency, operational and other internal policy requirements, in each case that are customarily included in credit agreements with respect to which Bank of America acts as administrative agent, swingline lender and/or letter of credit issuer for similarly situated borrowers, and (iii) those other changes that are identified in this Summary of Terms or as are otherwise mutually agreed by the parties (this sentence including such modifications as described in clauses (i) through (iii) above, the “Documentation Principles”).

Accordion Feature:

On the Closing Date and from time to time thereafter, the Borrowers will have the right to establish one or more additional tranches of term loans (which may be delayed draw term loans, subject to delayed draw conditions to be mutually agreed by Lenders providing such delayed draw term loans and the Borrowers (each such term loan, an “Additional Term Loan”)) under the Senior Credit Facilities in an aggregate amount not to exceed (a) $200,000,000 plus (b) the amount of any voluntary prepayment of the Term Loan A and the Revolving Credit Facility (to the extent accompanied by a permanent reduction of the revolving commitments in connection therewith), in each case, to the extent not financed with the proceeds of long-term indebtedness and limited, in the case of any prepayment below par, to the actual cash expenditures in respect thereof; provided that (i) no Lender will be required to provide any portion of an Additional Term Loan, (ii) no Joint Lead Arranger shall have any responsibility for arranging any such Additional Term Loan without its prior written consent and subject to such conditions, including fee arrangements, as they may provide in connection therewith, (iii) there is no continuing default or event of default, (iv) such Additional Term Loan shall be in a minimum aggregate principal amount of $20,000,000 and integral multiples of $10,000,000 in excess thereof, (v) the Borrowers shall pay any applicable upfront and/or arrangement fees, (vi) after giving effect to the establishment of an Additional Term Loan (and assuming that all revolving commitments and any delayed draw term loan commitments are fully drawn) on a pro forma basis, the Borrowers shall be in compliance with the financial covenants applicable to the Senior Credit Facilities and each indenture or other definitive document with respect to all senior unsecured notes or senior subordinated notes of the Borrowers then outstanding, (vii) if any Additional Term Loan is structured as a pro rata term loan (also known as a term loan a) (as reasonably determined by the Administrative Agent), the final maturity date of such Additional Term Loan shall be no earlier than the later of the Maturity Date or the maturity date of any other then existing Additional Term Loan structured as a term loan a under the Senior Credit Facilities, and the weighted average life to maturity of any such Additional Term Loan shall not be shorter than the weighted average life to maturity of the Term Loan A or any other then existing Additional Term Loan structured as a term loan a, (viii) if any Additional Term Loan is structured as a term loan b (as reasonably determined by the Administrative Agent), the final maturity date of such Additional Term Loan shall be no earlier than the maturity date of any other then existing Additional Term Loan structured as a term loan b under the Senior Credit Facilities, and the weighted average life to maturity of any such Additional Term Loan shall not be shorter than the weighted average life to maturity of any other then existing Additional Term Loan structured as a term loan b, (ix) the Borrowers shall provide legal opinions and other documents reasonably requested by the Administrative Agent, and (x) the conditions to the making of a credit extension shall be satisfied.

Refinancing Facilities:

The Credit Documentation will permit debt incurred in connection with a refinancing (which may include the issuance of secured or unsecured notes) or an amendment and extension of the Senior Credit Facilities (each, a “Refinancing Facility”) on terms to be mutually agreed between the Borrower and the Administrative Agent and customary for transactions of this type, provided that (i) the aggregate principal amount of any such Refinancing Facility shall not exceed the outstanding amount of the Senior Credit Facilities plus any fees, premiums, original issue discount and accrued interest associated therewith and costs and expenses incurred in connection therewith plus any additional amount to the extent the incurrence of such additional amount of indebtedness is otherwise permitted at such time under the Credit Documentation and (ii) the Loan Parties shall be in compliance with all financial covenants on a pro forma basis after giving effect to such Refinancing Facility.

Purpose:

The proceeds of the Senior Credit Facilities shall be used solely to (i) on or about the Closing Date, finance a portion of the purchase price of capital stock in Speedway Motorsports pursuant the transactions contemplated by the Merger Agreement, and (ii) on and after the Closing Date, finance (A) working capital needs of Holdings, Speedway Motorsports and their subsidiaries, (B) letter of credit needs of Holdings, Speedway Motorsports and their subsidiaries, (C) general corporate needs of Holdings, Speedway Motorsports and their subsidiaries including capital expenditures, (D) permitted investments and (E) the acquisition of additional motor speedways and related businesses. The proceeds of any Additional Term Loan shall be used as may be mutually agreed by the Lenders providing such Additional Term Loan and the Borrowers. No proceeds of the Senior Credit Facilities shall be used by any subsidiary of Holdings that is not a Loan Party, except as otherwise permitted by the Senior Credit Facilities.

Closing Date:	The date on which of the Credit Documentation are executed and delivered and the initial borrowings under the Senior Credit Facilities occur (the “Closing Date”).

Interest Rates:	As set forth in Addendum I.

Maturity:	The Revolving Credit Facility shall terminate and all amounts outstanding thereunder shall be due and payable in full on the date that is five (5) years after the Closing Date (the “Maturity Date”).

The Term Loan A shall be subject to repayment according to the Scheduled Amortization (as defined below), with the final payment of all amounts outstanding, plus accrued interest, being due on the Maturity Date.

Availability/

Scheduled

amortization:

Revolving Credit Facility: Loans under the Revolving Credit Facility may be made on a revolving basis up to the full amount of the Revolving Credit Facility; provided, however, that not more than $20,000,000 of Loans shall be outstanding under the Revolving Credit Facility on the Closing Date, which outstanding amount shall result only from borrowings under the Revolving Credit Facility the proceeds of which are used for Acquisition consideration or fees related to the Acquisition. In addition, Letters of Credit may be issued on the Closing Date to roll over or grandfather existing letters of credit under the Existing Credit Agreement. Letters of Credit may be issued up to the sublimit for Letters of Credit. Swingline Loans may be issued up to the sublimit for Swingline Loans.

Term Loan A. Commencing with the first full fiscal quarter ending after the Closing Date, the Term Loan A shall be subject to quarterly amortization of principal in an amount equal to 1.25% of the outstanding amount thereof as of the Closing Date (for annual amortization of 5% of the outstanding amount thereof as of the Closing Date), with all remaining unpaid principal and accrued interest being due and payable on the Maturity Date (the “Scheduled Amortization”).

Mandatory Prepayments

and Commitment

Reductions:	The Revolving Credit Facility will be subject to mandatory prepayments substantially identical to those in the Existing Credit Agreement, subject to the Documentation Principles.

The Term Loan A shall be subject to mandatory prepayments substantially the same as those applicable to term loans under the Existing Credit Agreement, subject to the Documentation Principles. Any Additional Term Loan shall be subject to mandatory prepayments as may be agreed by the Lenders providing such Additional Term Loan and the Borrowers, and the Credit Documentation shall permit ratable applicable of mandatory prepayments to the Term Loan A and any Additional Term Loans if so agreed.

Optional

Prepayments

and Commitment

Reductions:	Subject to payment of any applicable breakage costs, prepayments of any amounts outstanding under the Senior Credit Facilities will be permitted without penalty or cost.

Collateral:

(a) 100% of the issued and outstanding capital stock or membership interests in each Borrower, (b) 100% of the issued and outstanding capital stock in each domestic subsidiary (for purposes of clarity, other than the Borrowers) that is not an Unrestricted Subsidiary that is directly owned by Holdings or any other Loan Party and (c) 65% of the issued and outstanding capital stock entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) and 100% of the issued and outstanding capital stock not entitled to vote (within the meaning of Treas. Reg. Section 1.956-2(c)(2)) in each foreign subsidiary that is directly owned by Holdings or any other Loan Party (the foregoing, “Collateral”).

Conditions Precedent

to Initial Borrowing:

The availability of the Senior Credit Facilities on the Closing Date will be subject solely to the satisfaction (or waiver by each of the Initial Lenders) of the following conditions: (i) each of the conditions expressly set forth in the Commitment Letter (including Annex II thereto), (ii) the Merger Agreement Representations being true and correct as and to the extent required by the Limited Conditionality Provision and (iii) the Specified Representations being true and correct.

Conditions Precedent to

All Extensions

of Credit After

the Closing Date:	Substantially identical to the Existing Credit Agreement (subject to the Limited Conditionality Provision and the Documentation Principles).

Representations and

Warranties:

Substantially identical to the Existing Credit Agreement (subject to the Documentation Principles), with the addition of customary representations regarding EEA financial institutions and beneficial ownership certifications and updated, customary ERISA representations.

Covenants:

Substantially identical to the Existing Credit Agreement (subject to the Documentation Principles), except that (a) the Transaction shall be expressly permitted, (b) the Credit Documentation shall include customary covenants prohibiting changes to the legal name, state of formation, form of organization or accounting policies or reporting practices of any Loan Party or any subsidiary thereof, provided that, Speedway Motorsports and any direct or indirect subsidiary of Speedway Motorsports will be permitted to convert to a limited liability company following closing of the Transaction, subject to providing notice within 15 business days (or such later date as the Administrative Agent shall agree in its sole discretion) of such conversion to the Administrative Agent and taking such actions as may be reasonably requested by the Administrative Agent in order to maintain liens in favor of the Administrative Agent, for the benefit of the holders of the obligations, as provided under the section entitled “Collateral” above, (c) subordinated indebtedness of the Borrowers shall be permitted so long as such subordinated indebtedness satisfies the following conditions: (i) the stated maturity of such subordinated indebtedness extends at least 91 days beyond the later of the Maturity Date and the final maturity date of any other then existing term loan under the Senior Credit Facilities; (ii) the terms and conditions of such subordinated indebtedness are no more restrictive than those of the Senior Credit Facilities (unless the Senior Credit Facilities are amended accordingly); (iii) no scheduled principal payments or mandatory prepayments (other than customary mandatory prepayments for change of control) of such subordinated indebtedness shall be permitted prior to the date that is 91 days after later of the Maturity Date and the final maturity date of any other then existing term loan under the Senior Credit Facilities; (iv) the financial covenants in respect of such subordinated indebtedness must be limited to incurrence-based tests (and shall not include, for purposes of clarity, financial covenants which are tested on an ongoing basis); (v) at the time of incurrence, (A) no default or event of default has occurred or would result from the incurrence of such subordinated indebtedness and (B) the Loan Parties shall be in compliance with all financial covenants on a pro forma basis after giving effect to such subordinated indebtedness; (vi) such subordinated indebtedness shall be subject to a subordination agreement in form and substance satisfactory to the Administrative Agent, which includes subordination and postponement provisions, a standstill period of not less than 91 days, and no mandatory repayment from proceeds of asset dispositions and (vii) no optional or voluntary payments or prepayments on such subordinated indebtedness shall be permitted, except as expressly provided below, (d) so long as no default or event of default exists at the time of incurrence or would be caused thereby, Holdings may make distributions/dividends payable on its membership interests or preferred and/or common stock, as applicable, make membership interest or stock repurchases and/or make voluntary or optional payments or prepayments in full or in part of subordinated indebtedness in an amount of up to (x) $75,000,000 in the aggregate for all such payments annually, if the Consolidated Total Leverage Ratio for the most recent four fiscal quarter period ended for which financial statements have been delivered is less than 2.75 to 1.00 or (y) $50,000,000 in the aggregate for all such payments annually, if the Consolidated Total Leverage Ratio for the most recent four fiscal quarter period ended for which financial statements have been delivered is greater than or equal to 2.75 to 1.00; provided that refinancings of any subordinated indebtedness shall be permitted, subject to provisions regarding refinancings that are substantially identical to those in the Existing Credit Agreement, (e) Holdings shall be subject to customary restrictions for holding companies and (f) all financial reporting shall be with respect to Holdings and its subsidiaries.

Financial Covenants:	Substantially identical to the Existing Credit Agreement (subject to the Documentation Principles), including, without limitation:

(1) Maximum Consolidated Total Leverage Ratio (to be defined substantially the same as in the Existing Credit Agreement) of (a) for the fiscal quarter ending September 30, 2019 through and including the fiscal quarter ending December 31, 2020, 5.00:1.00, (b) for the fiscal quarter ending March 31, 2021 through and including the fiscal quarter ending December 31, 2021, 4.50:1.00, (c) for the fiscal quarter ending March 31, 2022 through and including the fiscal quarter ending December 31, 2022, 4.00:1.00 and (d) for the fiscal quarter ending March 31, 2023 and each fiscal quarter ending thereafter, 3.50:1.00.

(2) Minimum Consolidated Interest Coverage Ratio (to be defined as EBITDA to interest expense) of 3.00:1.00 as of the end of each fiscal quarter.

(3) Maximum Capital Expenditures of $40,000,000 per annum for each fiscal year; provided, however, that, so long as no default or event of default has occurred and is continuing or would result from such expenditure, up to 50% of any portion of such amount, if not expended in the fiscal year for which it is permitted, may be carried over for expenditure in the subsequent fiscal year (excluding any carry forward available from any prior fiscal year); provided, further, that, with respect to any fiscal year, Capital Expenditures made during any such fiscal year shall be deemed to be made first with respect to the applicable limitation for such year and then with respect to any carry forward amount to the extent applicable.

Each of the ratios referred to above will be calculated on a consolidated basis for each consecutive four fiscal quarter period.

Events of Default:

Usual and customary for transactions of this type and substantially identical to the Existing Credit Agreement (subject to the Documentation Principles); provided, however, that, there shall be an event of default if those certain 5.125% Senior Notes due 2023 of Speedway Motorsports governed by that certain Indenture dated as of January 27, 2015 with U.S. Bank National Association, as trustee (the “2023 Senior Notes”) have not been refinanced, redeemed or repaid in full prior to the date that is 120 days prior to the maturity date of the Senior Notes.

Any Event of Default (as defined in the Indenture for the 2023 Senior Notes) under the 2023 Senior Notes requiring notice be given to the Company shall not constitute a default under the Credit Agreement unless the Company has first received a notice of default in accordance with the Indenture and the Company fails to cure, comply or take corrective action within the applicable period given under the Indenture.

Remedies Upon an

Event of Default:	Substantially identical to the Existing Credit Agreement (subject to the Documentation Principles).

Assignments:

Substantially identical to the Existing Credit Agreement (subject to the Documentation Principles); provided, that, no assignments shall be made to Disqualified Lenders. The Administrative Agent, in its capacity as such, shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Credit Agreement relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent, in its capacity as such, shall not (x) be obligated to ascertain, monitor or inquire as to whether any lender or participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation, or disclosure of confidential information, to any Disqualified Lender.

Participations:

Substantially identical to the Existing Credit Agreement (subject to the Documentation Principles); provided, that, no Lender shall make any participations to any Disqualified Lenders so long as the list of Disqualified Lenders is available to the Lenders following reasonable request therefor.

Defaulting Lenders:	The Credit Documentation shall contain customary provisions for replacement or termination of a defaulting Lender’s commitment as well as replacement of non-consenting Lenders.

Waivers and

Amendments:	Substantially identical to the Existing Credit Agreement (subject to the Documentation Principles).

Indemnification:

The Borrowers will indemnify and hold harmless the Administrative Agent, each Joint Lead Arranger, each Lender and their respective affiliates and their partners, directors, officers, employees, agents and advisors from and against all losses, claims, damages, liabilities and expenses arising out of or relating to the Senior Credit Facilities, the Borrowers’ use of loan proceeds or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities.

Governing Law:	State of New York (subject to the qualifications with respect to governing law as contemplated by the Commitment Letter).

Pricing/Fees/

Expenses:	As set forth in Addendum I.

Other:

Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The Credit Documentation will include customary EU Bail-In, beneficial ownership, lender ERISA representations, QFC acknowledgement and successor LIBOR provisions.

ADDENDUM I

PRICING, FEES AND EXPENSES

Interest Rates:	The interest rates per annum applicable to the Senior Credit Facilities (other than Swingline Loans) will be LIBOR plus the Applicable Margin (as hereinafter defined) or, at the option of the Borrowers, the Base Rate (to be defined as the highest of (x) the Bank of America prime rate, (y) the Federal Funds rate plus 0.50% and (z) 30 day LIBOR (adjusted daily) plus 1.0%) plus the Applicable Margin; provided, that, if at any time LIBOR or Base Rate would be less than zero, LIBOR or Base Rate, as applicable, will be deemed to be zero for the purposes of the Senior Credit Facilities. “Applicable Margin” means with respect to the Senior Credit Facilities, (i) until delivery to the Administrative Agent of the financial statements and compliance certificate for the fiscal quarter ending September 30, 2019, the percentages per annum indicated in Level V in the pricing grid below and (ii) thereafter, a percentage per annum to be determined in accordance with the pricing grid below, based on the Consolidated Total Leverage Ratio. Each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate loans under the Senior Credit Facilities.

The Borrowers may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

During the continuance of any default under the Credit Documentation, the Applicable Margin on obligations owing under the Credit Documentation shall increase by 2% per annum (subject, in all cases other than a default in the payment of principal when due, to the request of the Required Lenders).

Commitment Fee:

Commencing on the Closing Date, a commitment fee of (i) until delivery to the Administrative Agent of the financial statements and compliance certificate for the fiscal quarter ending September 30, 2019, the percentages per annum indicated in Level V in the pricing grid below and (ii) thereafter, a percentage per annum to be determined in accordance with the pricing grid below, based on the Consolidated Total Leverage Ratio, shall be payable on the actual daily unused portions of the Revolving Credit Facility. Such fee shall be payable quarterly in arrears on the last business day of each March, June, September and December, commencing on the first such date to occur after the Closing Date. Swingline Loans will not be considered utilization of the Revolving Credit Facility for purposes of this calculation.

Letter of

Credit Fees:

Commencing on the Closing Date, Letter of Credit fees shall be payable on the maximum amount available to be drawn under each letter of Credit at a rate per annum equal to the Applicable Margin from time to time applicable to LIBOR loans under the Revolving Credit Facility. Such fees will be (a) payable on the last business day of each March, June, September and December for the immediately preceding fiscal quarter (or a portion thereof), commencing on the first such payment date to occur after the Closing Date, and (b) shared proportionately by the Lenders under the Revolving Credit Facility. In addition, a fronting fee shall be payable to the Issuing Lender for its own account, in an amount to be mutually agreed.

Calculation of

Interest and Fees:

Other than calculations in respect of interest of loans using the Base Rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

Cost and Yield

Protection:

Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation (including without limitation as a result of the Dodd-Frank Wall Street Reform and Consumer Protection Act and Basel III, which shall both be deemed a “change in law,” regardless of the date enacted, adopted or issued), illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

Expenses:

The Borrowers will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all Credit Documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and BAS, to the extent the Closing Date occurs. The Borrowers will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any of the Credit Documentation.

Pricing Grid:

Level	Consolidated Total Leverage Ratio	Applicable Margin for LIBOR Loans and Letter of Credit Fees	Applicable Margin for Base Rate Loans	Commitment Fee
I	< 2.00:1.00	1.25%	0.25%	0.25%
II	> 2.00:1.00 but < 2.50:1.00	1.50%	0.50%	0.30%
III	> 2.50:1.00 but < 3.00:1.00	1.75%	0.75%	0.35%
IV	> 3.00:1.00 but < 3.50:1.00	2.00%	1.00%	0.40%
V	> 3.50:1.00	2.25%	1.25%	0.40%

ANNEX II

CONDITIONS PRECEDENT TO CLOSING AND INITIAL FUNDING OF THE SENIOR CREDIT FACILITIES

Capitalized terms not otherwise defined herein have the same meanings as specified therefor in the Commitment Letter to which this Annex II is attached.

The entry into and funding of the Senior Credit Facilities on the Closing Date, in each case, will be subject to satisfaction (or waiver by each of the Initial Lenders) of the following conditions precedent, in each case subject to the Limited Conditionality Provision:

(i)     The Acquisition shall have been consummated (or shall be consummated concurrently with the closing and funding of the Senior Credit Facilities) in accordance with the terms of the Merger Agreement, without giving effect to any amendments, consents or waivers thereto that are materially adverse to the Initial Lenders, without the prior consent of the Initial Lenders (such consent not to be unreasonably withheld, delayed or conditioned) (it being understood that (a) any reduction in the purchase price of, or consideration for, the Acquisition is not materially adverse to the interests of the Initial Lenders, but the Term Loan A shall be reduced by the amount of such reduction, (b) any increase in the purchase price of, or consideration for, the Acquisition is not materially adverse to the interests of the Initial Lenders so long as such increase is not funded by indebtedness of Holdings, Speedway Motorsports and their subsidiaries and (c) any amendment, consent or waiver to the definition of “Company Material Adverse Effect” is materially adverse to the interests of the Initial Lenders).

(ii)     There shall not have occurred since the date of the Merger Agreement any Company Material Adverse Effect. “Company Material Adverse Effect” shall have the meaning ascribed to it in the Merger Agreement as in effect of the date hereof without giving effect to any amendment, consent or waiver to such definition without the approval of the Initial Lenders. All capitalized terms used in the definition of “Company Material Adverse Effect” shall have the same meanings as specified therefor in the Merger Agreement (as in effect on the date hereof).

(iii)     The Loan Parties shall have delivered (a) customary legal opinions, (b) to the extent applicable, good standings (or equivalent) for each Borrower and each Guarantor from its jurisdiction of organization, (c) customary evidence of authority for each Borrower and each Guarantor, (d) customary closing date officer’s certificates and a customary borrowing notice and (e) a solvency certificate, certifying as to the solvency of Holdings and its subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transaction, from the chief executive officer, chief financial officer, treasurer or assistance treasure (or another officer with equivalent duties) of Speedway Motorsports substantially in the form attached hereto as Exhibit A. BAS and the Lenders shall have received the following: a credit agreement, a customary pledge agreement and all other Credit Documentation prepared in accordance with the Documentation Principles, in each case, executed by the Loan Parties party thereto.

(iv)     The delivery to the Administrative Agent of satisfactory evidence that the Administrative Agent, on behalf of the Lenders, shall have a valid and perfected, with the priority required by the Credit Documentation, lien and security interest in the Collateral.

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(v)     The Administrative Agent and BAS shall have received (a) the audited consolidated financial statements of Speedway Motorsports included in the Company SEC Documents (as defined in the Merger Agreement) for the fiscal years ended December 31, 2018 and December 31, 2017, (b) unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (as defined in the Merger Agreement) for (i) the fiscal quarter ended March 31, 2019 and (ii) for each fiscal quarter (other than the fourth fiscal quarter of any fiscal year) ended subsequent to March 31, 2019 and at least 45 days prior to the Closing Date (in the case of this clause (b), without footnote disclosure) and (c) pro forma consolidated financial statements as to Speedway Motorsports and its subsidiaries giving effect to the Transaction for the four fiscal quarter period ended as of the last day of the most recent fiscal quarter ended at least 45 days prior to the Closing Date, which pro forma financial statements need not be prepared in compliance with Regulation S-X under the Securities Act or include adjustments for purchase accounting. BAS hereby acknowledges receipt of financial statements referenced in clauses (a) and (b)(i) (through the fiscal quarter ended March 31, 2019) and hereby agrees that the Company’s filing of any required unaudited financial statements with respect to the Company and its subsidiaries on Form 10-Q will satisfy the requirements under clause (b)(ii) of this paragraph.

(vi)     All indebtedness (other than (x) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Agreement and (y) if applicable, certain existing letters of credit outstanding under the Existing Credit Agreement that on the Closing Date will be grandfathered into, or backstopped by, letters of credit issued under the Senior Credit Facilities or cash collateralized in a manner satisfactory to the issuing banks thereof) of Borrowers and their subsidiaries under the Existing Credit Agreement shall have been paid in full, all commitments to lend thereunder shall have been terminated and all liens securing such indebtedness shall have been terminated and released (or shall be so terminated and released substantially concurrently with the funding of the Senior Credit Facilities).

(vii)     Each Borrower and each of the Guarantors shall have provided (a) the documentation and other information to the Administrative Agent that are required by regulatory authorities under applicable “know-your-customer” rules and regulations, including the Act, at least 3 business days prior to the Closing Date to the extent reasonably requested in writing at least 10 business days prior to the Closing Date and (b) if any Borrower qualifies as a “legal entity customer” under 31 C.F.R. § 1010.230 (the “Beneficial Ownership Regulation”), to the extent requested by the Administrative Agent or any Lender at least 10 business days prior to the Closing Date, a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.

(viii)     BAS shall have been afforded a single period (the first such period, the “Marketing Period”) of at least 15 consecutive business days (not including Labor Day (September 2, 2019), Thanksgiving Day (November 28, 2019) and November 29, 2019, which exclusions, for the avoidance of doubt, shall not restart the Marketing Period) following the delivery of the financial statements required to comply with the conditions set forth in paragraph (v) (such financial statements, the “Required Information”); provided that, (x) in no event shall the Marketing Period be restarted or cease to continue if financial statements for subsequent fiscal quarters as required pursuant to paragraph (v) are delivered after the Marketing Period has commenced, (y) the Marketing Period shall conclude on or prior to December 20, 2019 and (z) if you reasonably believe that you have delivered the Required Information, you (or your affiliate) may deliver to the Joint Lead Arranger written notice to that effect (stating when you believe such delivery has been completed), in which case you will be deemed to have delivered the Required Information as of such specified date, unless the Joint Lead Arranger in good faith reasonably believe that you have not done so and, within two business days after its receipt of such notice, the Joint Lead Arranger delivers a written notice to you to that effect (stating with reasonable specificity what portions of the Required Information are missing or unsuitable); it being understood and agreed that the delivery of such written notice from the Joint Lead Arranger to you will not prejudice your right to assert that such Required Information has in fact been delivered.

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(ix)     The Specified Merger Agreement Representations shall be true and correct to the extent required by the Limited Conditionality Provision and the Specified Representations shall be true and correct in all material respects as of the Closing Date (except (x) in the case of any Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be and (y) any Specified Representation that is already qualified by materiality or “Material Adverse Effect” shall be true and correct in all respects).

(x)     All accrued fees and expenses of the Administrative Agent and the Initial Lenders (including the fees and expenses of counsel (including local counsel) for the Administrative Agent) incurred in connection with the Transaction and the Senior Credit Facilities and all other amounts due and owing pursuant to the Fee Letters (in the case of expenses, to the extent invoiced at least 1 business day prior to the Closing Date or such later date to which the Borrowers may agree) shall, upon the borrowing under the applicable Senior Credit Facilities, have been paid (which fees, but not legal fees and expenses, may be deducted from proceeds of the applicable Senior Credit Facilities).

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EXHIBIT A

Form of Solvency Certificate

SOLVENCY CERTIFICATE

[____], 20[_]

Pursuant to Section [_] of [Credit Agreement], dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among [_________], the undersigned [chief executive officer] [other officer with equivalent duties] of Speedway Motorsports, hereby certify as of the date hereof, solely on behalf of Speedway Motorsports and not in their individual capacity and without assuming any personal liability whatsoever, that:

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I am familiar with the finances, properties, businesses and assets of [Holdings][1] and its Subsidiaries. I have reviewed the Loan Documents and such other documentation and information and have made such investigation and inquiries as I have deemed necessary and prudent therefor. I have also reviewed the consolidated financial statements of [Holdings] and its Subsidiaries, including projected financial statements and forecasts relating to income statements and cash flow statements of [Holdings] and its Subsidiaries.

2.

On the Closing Date, after giving effect to the Transactions, [Holdings] and its Subsidiaries (on a consolidated basis) (a) have property with fair value greater than the total amount of their debts and liabilities, contingent (it being understood that the amount of contingent liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability), subordinated or otherwise, (b) have assets with present fair salable value not less than the amount that will be required to pay their liability on their debts as they become absolute and matured, (c) will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and (d) are not engaged in business or a transaction, and are not about to engage in business or a transaction, for which their property would constitute an un-reasonably small capital.

All capitalized terms used but not defined in this certificate shall have the meanings set forth in the Credit Agreement.

[Signature Page to Follow]

1 NTD: Confirm defined term.

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IN WITNESS WHEREOF, I have executed this Certificate as of the date first written above.

Speedway Motorsports, Inc.,
a Delaware corporation

By:
Name:
Title:

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